Exhibit 99.1

Nxt-ID Announces Letter of Intent for $16.5 million Long-term Debt Refinancing

SEBASTIAN, Florida, January 15, 2019 – Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company”) today announced the signing of a Letter of Intent (“LOI”) for a new $16.5 million senior secured term loan (the “Term Loan”). The Company will use the proceeds from the Term Loan to refinance its existing loan facility and to pay for accrued interest and costs associated with the refinancing. In addition, the Term Loan proceeds will also provide ongoing working capital, funds for future capital expenditures, and capital for general corporate purposes.

Key features of the Term Loan include:

●	Interest rate of LIBOR + 11.00%;

●	Maturity date of three years after closing; and

●	Three-year term with minimum principal payments amortized over 96-months.

“We are very pleased to have made progress on the refinancing of our existing debt facility,” said Nxt-ID CEO Gino Pereira. “Completing this transaction will enable us to move forward with the planned spin-off of our Payments Division, which we believe will increase overall value for our shareholders.”

Subject to the closing, the refinancing would remove a key covenant of the existing debt facility and allow the Company to proceed with the spin-off of its Payment Division, which include its Fit Pay, Inc. subsidiary and other assets. The terms of the LOI require the Company to complete the spin-off within 15 days of closing the Term Loan.

The Company previously announced that it intends to separate its payments, authentication and credential management business into an independent company and distribute those shares to Nxt-ID shareholders through the execution of a spin-off, which the Company believes will qualify as a tax-free distribution. Immediately following the spin-off transaction, Nxt-ID shareholders, who own shares of Nxt-ID on the to-be-announced record date will own shares of both companies. Prior to the record date of the distribution, which will be established by the Board, NXTD shares continue to include shareholder rights to any pro-rata dividend that may result from the spin-off.

The new company, PartX, Inc., will include the assets acquired in the May 2017 business combination with Fit Pay, Inc. as well as the payment, authentication and credential management assets the Company developed previously by Nxt-ID. It is applying for listing on NASDAQ.

The Company anticipates closing the Term Loan within 45 days of the signing of the LOI, which occurred on January 10, 2019. The closing of the Term Loan is subject to customary due diligence and various terms and conditions. The anticipated timing of the closing is subject to change.

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About Nxt- ID, Inc.

NXT-ID, Inc. (NASDAQ: NXTD) provides a comprehensive platform of technology products and services that enable the Internet of Things (IoT). With extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, Nxt-ID develops and markets groundbreaking solutions for payment and IoT applications. Its industry-leading technology products and solutions include MobileBio®, a suite of biometric solutions that secure consumers’ mobile platforms, the Wocket™, a next-generation smart wallet and the Flye, a digital credit card developed in collaboration with WorldVentures.

Nxt-ID includes mobile and IoT-related subsidiaries: LogicMark, LLC, a manufacturer and distributor of non-monitored and monitored personal emergency response systems (“PERS”) sold through dealers/distributors and the United States Department of Veterans Affairs and Fit Pay, Inc., a proprietary technology platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credential management, authentication and other secure services within the IoT ecosystem. Learn more about NXT-ID at www.nxt-id.com. FitPay and the FitPay Payment Platform are the sole property of Fit Pay, Inc. For Nxt-ID Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Media Contacts:

Chris Orlando

chris.orlando@nxt-id.com

+1-760-468-7273

D. Van Zant

+1-800-665-0411

press@nxt-id.com